www.entremed.com

FOR IMMEDIATE RELEASE:

March 21, 2014

ENTREMED REPORTS 2013 FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS

ROCKVILLE, Md., (March 21, 2014) – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and other diseases, today reported financial results for the three and 12 months ended December 31, 2013.

The Company reported a net loss of ($1.3 million), or ($0.05) per share for the three months ended December 31, 2013. This compares with net loss of ($0.4 million), or ($0.02) per share for the fourth quarter of 2012. The increase in net loss primarily was due to the expected decline in Celgene Corporation’s sales of Thalomid® in 2013 which resulted in no recorded revenue from royalties for the Company in the fourth quarter of 2013, compared to $0.7 million royalty revenue earned in 2012.

The net loss for 2013 was ($5.7) million or ($0.22) per share, compared with a net loss of ($14.5) million or ($0.78) per share for 2012. The reported net loss for 2012 included non-cash interest charges of $10.0 million associated with the Company’s 2012 financing, recorded in accordance with U.S. Generally Accepted Accounting Principles. Excluding these charges, the net loss for 2012 was ($4.5) million or ($0.25) per share.

As of December 31, 2013, EntreMed had cash and cash equivalents of $15.1 million.

Sara B. Capitelli, EntreMed’s Vice President, Finance and Principal Accounting Officer, commented, “Our research and development expenses for the fourth quarter increased over the prior year due to costs of clinical trials that began in 2013, along with higher personnel and other clinical development costs of ENMD-2076 in China during 2013. We are continuing to execute our clinical development plans in the U.S. and China, and expect operating expenses to increase in 2014. Whereas we recorded royalty revenue of $0.7 million in 2012, there were no royalty revenues from Celgene’s sales of Thalomid® in 2013, which was in line with our expectations and reflects a decline in sales of Thalomid® in the United States.”

Further information regarding the Company, including its Annual Report on Form 10-K for the year ended December 31, 2013, can be found at www.entremed.com.

Dr. Ken Ren, Chief Executive Officer, commented, “Our financial results for the quarter and year ended December 31, 2013 are largely as expected. We continue to manage our operating costs prudently while we advance our trials with ENMD-2076 for a number of cancers in North America and China, and make progress on identifying new compounds to license, particularly for the rapidly growing pharmaceutical market in China.”

EntreMed, Inc. / 9620 Medical Center Drive, Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

Dr. Ren continued, “We are pleased to have achieved a number of milestones in 2013 and recent weeks. In particular, we strengthened our intellectual property with the issuance in China of a patent covering composition of matter and uses to treat a number of cancers for our lead compound, ENMD-2076. This type of patent is one of the strongest patents one can achieve in China. In mid-2013, we filed a new global import drug clinical trial application with China’s Food and Drug Administration (CFDA) for ENMD-2076 for the treatment of advanced/metastatic sarcomas. We ended the year with the initiation of a Phase 2 trial for EMND-2076 in ovarian clear cell carcinomas at the Princess Margaret Cancer center in Toronto, and followed in early 2014 with the submission of a global import drug clinical trial application with the CFDA for the same indication.”

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases, which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers including ovarian, breast, liver, renal and sarcoma, as well as in leukemia and multiple myeloma. EntreMed is completing a Phase 2 trial of ENMD-2076 in ovarian cancer. In addition, EntreMed is conducting a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer, a Phase 2 study in advanced/metastatic soft tissue sarcoma, and a Phase 2 study in advanced ovarian clear cell carcinomas. ENMD-2076 has received orphan drug designation from the U.S. FDA for the treatment of ovarian cancer, multiple myeloma and acute myeloid leukemia.

About EntreMed

EntreMed is a clinical-stage pharmaceutical company employing a drug-development strategy that leverages resources in both North America and in China to develop therapeutics for the treatment of cancer and other diseases. Its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, has completed several Phase 1 studies in solid tumors, multiple myeloma and leukemia, and is completing a multi-center Phase 2 study in ovarian cancer. EntreMed is conducting a Phase 2 study of ENMD-2076 in triple-negative breast cancer, a Phase 2 study of ENMD-2076 in advanced/metastatic soft tissue sarcoma, and a Phase 2 study of ENMD-2076 in advanced ovarian clear cell carcinomas. The Company is headquartered in Rockville, Maryland and has a wholly owned subsidiary in Beijing, China. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

COMPANY CONTACT:

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

INVESTOR CONTACT:

LHA

Kim Sutton Golodetz

212.838.3777

kgolodetz@lhai.com

(Financial Table Follows)

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended

December 31,

	2013	2012

Total revenues	$-	$669,310

Research and development	$612,634	$494,712

General and administrative	$696,251	$535,096

Net loss	$(1,308,468)	$(360,430)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.05)	$(0.02)

Weighted average number of shares outstanding (basic and diluted)	27,040,429	22,503,393

12 Months Ended

December 31,

	2013	2012

Total revenues	$-	$669,310

Research and development	$2,749,430	$2,375,339

General and administrative	$2,990,589	$2,797,971

Interest (income) expense, net	$(1,658)	$10,041,224

Net loss	$(5,738,361)	$(14,545,224)

Dividend on Series A convertible preferred stock	$-	$(335,000)

Net loss attributable to common shareholders	$(5,738,361)	$(14,880,224)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.22)	$(0.78)

Weighted average number of shares outstanding (basic and diluted)	26,125,852	19,055,064

Cash and Cash Equivalents	$15,131,671	$8,049,237

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